Exhibit 21

                                 SUBSIDIARIES OF
                            SFBC INTERNATIONAL, INC.

                                                       JURISDICTION OF
                        SUBSIDIARIES                   INCORPORATION
                        ------------                   ---------------

     Ecosphere Technologies, Inc.                      Delaware
     UltraStrip Envirobotic Solutions, Inc.            Florida